Exhibit 3.8




                          SECOND ARTICLES OF AMENDMENT
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                                     TO THE
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                       RESTATED ARTICLES OF INCORPORATION
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                                       OF
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                                 SEMITOOL, INC.
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         Pursuant  to the  provisions  of ss.  35-1-230,  MCA,  the  undersigned corporation, hereby adopts the following Second Articles of Amendment to the Restated Articles of Incorporation of Semitool, Inc.:

         1.       Name.  The name of the corporation is Semitool, Inc.
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         2.       Amendment.  Article IV of the corporation's Restated Articles
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of Incorporation shall be amended to read:

                                   Article IV
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                                 Capitalization

                  The total number of shares which this Corporation is authorized to issue is 75,000,000 shares of common stock without nominal or par value, and 5,000,000 shares of preferred stock without nominal or par value.

         3.       Vote.  The  amendment  described  above was brought to a vote
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at the corporation's annual shareholders'  meeting which was held on February 8,
2000. Thirteen million, eight hundred twenty-four thousand, nine hundred ninety-eight (13,824,998) shares of common stock and 0 shares of preferred stock were outstanding and entitled to vote on the amendment. Thirteen Million Four Hundred Ninety Four Thousand Six Hundred Eighty One (13,494,681) shares of common stock were indisputably represented at the meeting. Twelve Million Sixty Three Thousand One Hundred Forty Nine (12,063,149) shares of common stock voted for the amendment and One Million Four Hundred Thousand Three Hundred Seventy Two (1,400,372) shares of common stock voted against the amendment.

         4.       Date.  The amendment was adopted on February 8, 2000.
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         DATED: February 29, 2000.


                                                  SEMITOOL, INC.


                                                  By: /s/Larry Viano
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                                                  Its: Treasurer
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Second Articles of Amendment to
the Restated Articles of Incorporation
of Semitool, Inc.